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                                                               RULE 424(b)(3)
                                                   REGISTRATION NO. 333-21073

                        PRICING SUPPLEMENT NO.5 TO
                      PROSPECTUS DATED MARCH 6, 1997

                      (As supplemented April 2, 1997)

                 INTERNATIONAL BUSINESS MACHINES CORPORATION

                              MEDIUM-TERM NOTES
                              (Fixed Rate Note)

                 (Due One Year or More from Date of Issue)

Designation: Fixed Rate                          Original Issue Date:
  Medium-Term Notes Due                          October 1, 1997
  October 1, 1998

Principal Amount: $100,000,000                   Maturity Date:
                                                   October 1, 1998

Issue Price (as a percentage of                  Regular Record Dates:
  Principal Amount): 100%                          Fifteenth calendar day,
                                                   whether or not a Business
                                                   Day, immediately preceding
                                                   the corresponding Interest
                                                   Payment Date

Interest Rate: 5.805%                            Interest Payment Dates
                                                 March 1, 1998, September 1,
                                                 1998 and Maturity Date

Commission or discounts (as                      CUSIP: 459 20Q AQ7
a percentage of Principal
Amount): 0.0%

Redemption Provisions:
  The Notes are not redeemable
  by the Company.

                                                 Form: [X] Book-Entry
                                                       [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

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                                    INTEREST

    Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

    If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day", as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                                  REDEMPTION

    The Notes are not redeemable by the Company.

                               PLAN OF DISTRIBUTION

    The Notes will be sold to Goldman, Sachs & Co. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

Dated: October 1, 1997